Company considering appealing the NYSE ruling; currently has a listing application in process at NASDAQ, as well as the OTCQX

October 20, 2016 9:18 AM EDT

HARRISON, N.Y., Oct. 20, 2016 /PRNewswire/ — MGT Capital Investments, Inc. (OTC: MGTI) announced that at 4:23 p.m. EDT on October 19, 2016, the Company received a letter from the New York Stock Exchange (“NYSE” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock. NYSE Regulation cited Section 1002(c) of the NYSE MKT Company Guide as justification for the action. The cited section is meant to apply when a company has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company.

The Company has the right to a review, by a committee of the Board of Directors of the Exchange, of the NYSE staff’s determination to delist the common stock. The NYSE MKT will apply to the Securities and Exchange Commission to delist the Company’s common stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

MGT’s common stock was also suspended from trading on NYSE MKT by the Exchange with no warning or apparent appeal process. We expect the Company’s stock to begin trading over the counter under the ticker symbol “MGTI” beginning today, October 20, 2016.

The Company knows of no facts or circumstances that would lead NYSE Regulation to reach its unilateral decision. The fact pattern actually produces the opposite conclusion: Notwithstanding the NYSE MKT’s (also unilateral) decision to prevent the issuance of shares in connection with MGT’s stockholder approved acquisition of D-Vasive and Demonsaw, MGT is indeed an operating company using any definition of those words. Moreover, the Company has not sold or disposed of its principal operating assets.

It is the Company’s position that the facts dramatically contradict the Exchange’s decision. In recent months, MGT has acquired operating assets including two cybersecurity devices and bitcoin mining equipment and infrastructure. It currently has 15 employees and consultants, a newly signed 3-year lease for a tech center in Durham, NC, has announced the commercial release of its first cybersecurity product, and is currently a top U.S. producer of bitcoins. The bitcoin operations generate over $50,000 per month in gross profit, offsetting the $300,000 per month costs of operations. The company’s preliminary balance sheet for September 30, 2016 consists of over $2.1 million in cash plus approximately $750,000 of marketable securities.

The Company board of directors is comprised of experienced and intelligent experts in technology and Wall Street. These directors are also entrepreneurs, creating economic value and pioneering entire industries. Additionally, MGT has assembled several advisory boards, bringing together respected experts in various fields relating to bitcoin and cybersecurity. The Company’s leadership team gets weekly requests to keynote top industry conferences on a global basis. The Company has over 16,000 stockholders in over 20 countries.

“In our opinion, the conclusions of NYSE MKT are not only wrong and unfair, but insulting. Furthermore, this regulatory standard appears to be applied arbitrarily when comparing MGT to other issuers, or even to MGT itself over the years,” stated John McAfee, Executive Chairman of MGT Capital.

“We urge stockholders to remember that in no way will our adherence to top corporate governance practices change as a result of the NYSE’s action. These standards include having a majority of independent directors on the board, maintaining timely filings for SEC disclosures, and having independent audits of our financial results,” continued Mr. McAfee.

“Also, our approach and desire to create a leading cybersecurity company will be unaffected by the delisting proceedings. The Company has not yet decided whether it will appeal the NYSE ruling; and MGT currently has a listing application in process at NASDAQ, as well as the OTCQX, although there can be no assurance of acceptance or timing,” concluded Mr. McAfee.

About MGT Capital Investments, Inc. MGT Capital Investments, Inc. (OTC: MGTI) is in the process of acquiring a diverse portfolio of cyber security technologies. With cyber security industry pioneer John McAfee at its helm, MGT Capital is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, including tablets and smartphones.

MGT Capital intends to change its corporate name to “John McAfee Global Technologies, Inc.”

For more information on the Company, please visit http://ir.stockpr.com/mgtci.

Forward–looking Statements This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” MGT’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor Contact Garth RussellManaging DirectorKCSA Strategic Communications grussell@kcsa.com 212.896.1250

Media Contact Tiffany MadisonDirector of Corporate CommunicationsMGT Capital Investments, Inc. tmadison@mgtci.com 469.236.9569

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SOURCE MGT Capital Investments, Inc.